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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                           FILE NUMBER 333-78965

PROSPECTUS

                                    OMNICARE, INC.

                                      COMMON STOCK

         The stockholders of Omnicare, Inc. listed in this prospectus under the caption "Selling Stockholders" may offer to sell up to 64,254 shares of common stock of Omnicare under this prospectus. Omnicare will not receive any of the proceeds from such sales.

        The Selling Stockholders may sell the shares from time to time, on or off the New York Stock Exchange, at prices then obtainable.

        The Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 with respect to the sale of the shares.

        Our common stock is listed on the New York Stock Exchange under the symbol "OCR." On June 9, 1999, the closing price for the common stock was $18.62.

                           --------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                      The date of this prospectus is June 10, 1999


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YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN
THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME
THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.

                                TABLE OF CONTENTS

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The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Where You Can Find More Information . . . . . . . . . . . . . . . . .     3
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . .      5
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .      6
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
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                                   THE COMPANY

OMNICARE, INC.
100 East RiverCenter Blvd.
Suite 1600
Covington, Kentucky 41011
(606) 392-3300

        Omnicare is a leading provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. Omnicare, through its subsidiaries:

    purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription;

    provides computerized medical recordkeeping and third-party billing for patients in its customers' facilities;

    provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations; and

    provides ancillary services, such as infusion therapy, distributes medical supplies, and offers clinical care plan and financial software information systems to its client nursing facilities.

        As of the date of this prospectus, Omnicare provided these services to over 617,300 residents in approximately 8,600 skilled nursing facilities, assisted living communities and other healthcare institutions in 43 states.

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        Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries.

                       WHERE YOU CAN FIND MORE INFORMATION

         Omnicare files annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934 with the Securities and Exchange Commission. You may read and copy any document we file at the following SEC public reference rooms:

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450 5th Street, N.W.            Seven World Trade Center      Citicorp Center
Room 1024                       Suite 1300                    500 West Madison Street
Washington, D.C. 20549          New York, New York 10048      Suite 1400
                                                              Chicago, Illinois
                                                              60661-2511
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        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

        This prospectus is part of a registration statement on Form S-3 we filed with the SEC. This prospectus does not include all the information contained in the registration statement and its exhibits. For further information with respect to Omnicare and the common stock, you should consult the registration statement and its exhibits. There are statements contained in this prospectus concerning the provisions of other documents. These statements are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying at the locations listed above.

        The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering to which this prospectus relates is completed:

              (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

              (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

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              (c) Current Report on Form 8-K dated May 18, 1999; and

              (d) Form 8-A Registration Statements filed September 14, 1993 (containing a description of Omnicare's common stock) and May 18, 1999 (containing a description of Omnicare's Series A Junior Preferred Stock).

        With respect to the documents listed above, if a statement in this prospectus conflicts with a statement in a document incorporated by reference in this prospectus, the statement in the prospectus will modify or supersede it. The statement will constitute a part of this prospectus only in its modified or superseded form.

        You may request a copy of these filings (other than exhibits), at no cost, by writing or telephoning us at the following address:

              Peter Laterza
              Omnicare, Inc.
              100 East RiverCenter Blvd., Suite 1600
              Covington, Kentucky  41011
              (606) 392-3300

        If you would like to request documents from Omnicare, please do so at least five business days prior to the date on which a final investment decision is made to ensure timely delivery.

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                                 SELLING STOCKHOLDERS

        The following table sets forth the maximum number of shares that may be sold by the Selling Stockholders under this prospectus.

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         NAME OF SELLING STOCKHOLDER                        NUMBER OF SHARES
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
Synergy Healthcare Services, L.L.C.                            64,254(1)
Edwin M. Lewis                                                 27,379(2)(3)
Christina Sabin-Scharff                                        21,917(2)(3)
Kathleen Barry                                                  3,958(2)
Barbara Chan                                                    3,958(2)
Edward Morrissey                                                3,958(2)
Marilyn Booker                                                  3,084(2)
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(1) Synergy Healthcare Services, L.L.C. ("Synergy") is a Maryland limited liability company of which the following persons are members: Edwin M. Lewis, Christina Sabin-Scharff, Kathleen Barry, Barbara Chan, Edward Morrissey and Marilyn Booker (the "Synergy Members"). Synergy acquired these shares in connection with the acquisition by Omnicare of certain assets of Synergy. Synergy may sell its shares under this prospectus or may distribute any or all of its shares to the Synergy Members who may sell such shares under this prospectus.

(2) Each Synergy Member may receive shares of Common Stock owned by Synergy pursuant to a pro rata distribution of such shares by Synergy to the Synergy Members. This prospectus also relates to the sale by such individuals of any shares so distributed.

(3) Edwin M. Lewis and Christina Sabin-Scharff are both employees of a subsidiary of Omnicare.

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                              PLAN OF DISTRIBUTION

        The Selling Stockholders may offer these shares for sale in one or more of the following transactions (which may include block transactions):

        -      on the New York Stock Exchange,

        -      in the over-the-counter market,

        - in transactions other than on an exchange or in the over-the-counter markets or

        -      in a combination of any such transactions.

        The Selling Stockholders may sell shares at prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may sell shares to or through underwriters, brokers or dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders and who may receive commissions from the purchasers of shares for whom they may act as agent.

                                     EXPERTS

        The audited financial statements incorporated in this prospectus by reference to Omnicare's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP whose report is incorporated herein, to the extent and for the periods appearing therein, given on the authority of that firm as experts in auditing and accounting.

        The consolidated financial statements of CompScript, Inc. appearing in Omnicare, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The Report of Independent Public Accountants on IBAH, Inc.'s December 31, 1997 and 1996 financial statements incorporated by reference in this prospectus and elsewhere in the registration statement is from Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                                  LEGAL MATTERS

        The legality of the shares offered by this prospectus will be passed upon for Omnicare by Thompson Hine & Flory LLP.

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